Exhibit 10.24

universal display corporation

EQUITY COMPENSATION PLAN

RESTRICTED STOCK UNIT GRANT LETTER

THIS RESTRICTED STOCK UNIT GRANT LETTER (the “Grant Letter”), dated as of September 29, 2022 (the “Grant Date”), is delivered by Universal Display Corporation (the “Company”), to Brian Millard, a key employee of the Company or one of its subsidiaries (the “Grantee”).

RECITALS

WHEREAS, the Universal Display Corporation Equity Compensation Plan, amended and restated effective as of June 19, 2014 (the “Plan”) permits the grant of Restricted Stock Units to employees, non-employee directors, or consultants of the Company and its subsidiaries, in accordance with the terms and provisions of the Plan;

WHEREAS, the Company desires to grant Restricted Stock Units to the Grantee, and the Grantee desires to accept such Restricted Stock Units, on the terms and conditions set forth herein and in the Plan; and

WHEREAS, the applicable provisions of the Plan are incorporated into this Grant Letter by reference, including the definitions of terms contained in the Plan (unless such terms are otherwise defined herein).

NOW, THEREFORE, the parties hereto, intending to be legally bound hereby, agree as follows:

1.
Grant of Restricted Stock Units.

Subject to the terms and vesting conditions hereinafter set forth, the Company hereby awards to the Grantee 8,301 restricted stock units under the Plan (hereinafter, the “Restricted Stock Units”), subject to the vesting and other conditions of this Grant Letter.

2.
Vesting.
(a)
General Vesting Terms. Provided the Grantee remains employed by the Company or a subsidiary through the vesting dates set forth in this Section 2 (the “Vesting Dates”) and meets any applicable vesting requirements set forth in this Grant Letter, except as set forth in Section 2(b) and 2(c) below, the Restricted Stock Units awarded under this Grant Letter shall vest pro-rata over a two (2) year period from the Grant Date as follows (the period over which the Restricted Stock Units vest is referred to as the “Vesting Period”):

Vesting Date	Number of Vested Restricted Stock Units
September 29, 2023 September 6, 2024	4,151 Restricted Stock Units 4,150 Restricted Stock Units

(b)
Death or Disability. If the Grantee terminates employment during the Vesting Period because of the Grantee’s death or “Disability” (as defined below), the Grantee shall vest in a portion of the Restricted Stock Units. Such pro-ration shall be applied by multiplying the number of Restricted Stock Units by a fraction, the numerator of which is the number of months of service actually completed by the Grantee during the applicable Vesting Period prior to such termination of employment (rounded up to the next whole month), and the denominator of which is 12 (i.e., the number of months in the applicable Vesting Period). “Disability” shall mean that the Grantee is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or which has lasted or can be expected to last for a continuous period of not less than 12 months, as determined by the Committee in its discretion.
(c)
Corporate Changes. In the event of a corporate change under Section 13 of the Plan, the Restricted Stock Units may vest as set forth in Section 13 of the Plan.
(d)
Termination other than due to Death or Disability. Except as provided in Section 2(b), in the event of a termination of employment, the Grantee will forfeit all Restricted Stock Units that do not vest either before the termination date or on the termination date associated with such termination. No Restricted Stock Units will vest after the Grantee’s employment with the Company, or a subsidiary has terminated for any reason. In the event a Grantee’s employment is terminated by the Company or a subsidiary for cause, as determined by the Committee, all outstanding Restricted Stock Units held by such Grantee shall immediately terminate and be of no further force or effect.
(e)
Restriction on Disposition Restricted Stock Units. In no event may any unvested shares of the Restricted Stock Units be assigned, transferred, pledged or otherwise disposed of or encumbered by the Grantee before the shares vest. After shares of the Restricted Stock Units vest, the vested shares (net of any applicable tax withholding) may not be assigned, transferred, pledged or otherwise disposed of or encumbered by the Grantee until the one-year anniversary of the vesting of said shares, except in the event of Section 2(b) or Section 2(c).
3.
Restricted Stock Units Account.

The Company shall establish a bookkeeping account on its records for the Grantee and shall credit the Grantee’s Restricted Stock Units to the bookkeeping account.

4.
Payment of Restricted Stock Units.
(a)
If the Restricted Stock Units vest in accordance with Section 2(a), the Grantee shall be entitled to receive the equivalent number of shares of common stock of the Company (“Common Stock”) corresponding to the vested Restricted Stock Units as of the Vesting Date.
(b)
If the Restricted Stock Units vest in accordance with Section 2(b), the Grantee shall be entitled to receive the equivalent number of shares of Common Stock corresponding to the vested Restricted Stock Units as of the date of the Grantee’s termination of employment on account of death or Disability, as applicable.

(c)
If the Restricted Stock Units vest in accordance with Section 2(c) due to a corporate change as set forth in Section 13 of the Plan that qualifies as a “change in control event” under section 409A of the Code, the Grantee shall be entitled to receive the equivalent number of shares of Common Stock corresponding to the vested Restricted Stock Units as of the corporate change under Section 13 of the Plan. If the corporate change as set forth in Section 13 of the Plan is not a “change in control event” under section 409A of the Code, distribution of the shares of Common Stock shall be made on the regular schedule set forth in Section 4(a) or (b) above, as applicable, to the extent required under section 409A of the Code.
(d)
Within 30 days after the Vesting Date (for distributions under Section 4(a)), within 30 days after the date of termination of employment (for distributions under Section 4(b)), or upon closing of a corporate event under Section 4(c), as applicable, each vested Restricted Stock Unit shall be settled in stock as one share of Common Stock for every vested Restricted Stock Unit, and the Company shall deliver to the Grantee a stock certificate (or make an appropriate book entry for such shares) for the number of shares of Common Stock equal to the number of vested Restricted Stock Units being settled, subject to payment of any federal, state, local, or foreign withholding taxes as described in Section 12 below, and subject to compliance with section 409A of the Code, if applicable. The obligation of the Company to deliver the shares upon vesting shall be subject to the rights of the Company as set forth in the Plan and to all applicable laws, rules, regulations, and such approvals by governmental agencies as may be deemed appropriate by the Committee.
5.
Certain Corporate Changes.

If there is any change made to the Common Stock (whether by reason of a stock dividend, extraordinary dividend or distribution, recapitalization, stock split, combination of shares, exchange of shares, merger, reorganization, consolidation, reclassification, change in par value, or any other change in capital structure made without receipt of consideration), then unless such event or change results in the termination of all the Restricted Stock Units granted under this Grant Letter, the Committee shall proportionately adjust, as provided in the Plan, the number and class of shares underlying the Restricted Stock Units held by the Grantee to reflect the effect of such event or change in the Company’s capital structure in such a way as to prevent the enlargement or dilution of rights and benefits under the Restricted Stock Units. Any adjustment that occurs under the terms of this Section 5 or the Plan will not change the timing or form of payment with respect to any Restricted Stock Units.

6.
Limited Stockholder Rights

From the time of the Grant Date, the Grantee shall have the right to receive dividends and other distributions payable in cash declared and paid by the Company with respect to the shares of Common Stock subject to the Restricted Stock Units prior to the vesting of the Restricted Stock Units in accordance with the terms of this Grant Letter. The Grantee, however, has no other ownership rights and privileges of a stockholder, including no voting rights, until the Restricted Stock Units have vested and the delivery of shares of Common Stock as provided for herein.

7.
Retention Rights.

Neither the award of Restricted Stock Units, nor any other action taken with respect to the Restricted Stock Units, shall confer upon the Grantee any right to continue in the employ or service of the Company or a subsidiary or shall interfere in any way with the right of the Company or a subsidiary to terminate Grantee’s employment or service at any time.

8.
Restrictive Covenants.

(a) The Grantee acknowledges and agrees that, during the Grantee’s employment with the Company and its affiliates, and for the twelve (12) month period following the Grantee’s termination of employment for any reason, the Grantee will not be employed for, engaged as a consultant or researcher for, or otherwise perform services for any business or enterprise directly engaged in, or with affiliates directly engaged in, the business of researching, developing, licensing, selling, distributing, marketing or otherwise commercializing organic light emitting device (“OLED”) technology, chemicals or manufacturing equipment. The Grantee further agrees that, given the nature of the Company’s business and the locations of its clients, a worldwide geographic scope is appropriate and reasonable.

(b) For purposes of this Agreement, the Grantee acknowledges and agrees that the terms “Confidential Information” and “Trade Secrets” shall mean information that the Company or any of its affiliates owns or possesses, that the Company or its affiliates have developed at significant expense and effort, that they use or that is potentially useful in the business of the Company or its affiliates, that the Company or its affiliates treat as proprietary, private or confidential, and that is not generally known to the public. The Grantee further acknowledges that the Grantee’s relationship with the Company is one of confidence and trust such that the Grantee has in the past been, and may in the future be, privy to Confidential Information and Trade Secrets of the Company or any of its affiliates.

(c) The Grantee covenants and agrees that during the term of the Grantee’s employment by the Company and for a period to two (2) years following termination of employment for any reason, the Grantee shall not, directly or indirectly through others, (i) hire or attempt to hire any employee of the Company or any of its affiliates, (ii) solicit or attempt to solicit any employee of the Company or its affiliates to become an employee, consultant, or independent contractor to, for, or of any other person or business entity, or (iii) solicit or attempt to solicit any employee, or any consultant or independent contractor of the Company or any of its affiliates to change or terminate his or her relationship with the Company or any of its affiliates, unless in each case more than three months shall have elapsed between the last day of such person’s employment or service with the Company or any of its affiliates and the first date of such solicitation or hiring or attempt to solicit or hire. If any employee, consultant, or independent contractor is hired or solicited by any entity that has hired or agreed to hire the Grantee, such hiring or solicitation shall be conclusively presumed to be a violation of this Grant Letter; provided, however, that any hiring or solicitation pursuant to a general solicitation conducted by an entity that has hired or agreed to hire the Grantee, or by a headhunter employed by such entity, which does not involve the Grantee, shall not be a violation of this Section 8(c).

(d) The Grantee covenants and agrees that during the term of the Grantee’s employment by the Company or its affiliates and for a period to two (2) years following termination of employment for any reason, the Grantee shall not, either directly or indirectly through others:

(i) solicit, divert, appropriate, or do business with, or attempt to solicit, divert, appropriate, or do business with, any customer for whom the Company or any of its affiliates provided goods or services within 12 months prior to the Grantee’s date of termination or any actively sought prospective customer of the Company or any of its affiliates for the purpose of providing such customer or actively sought prospective customer with services or products competitive with those offered by the Company or any of its affiliates during the Grantee’s employment with the Company or any of its affiliates, or

(ii) encourage any customer for whom the Company or any of its affiliates provided goods or services within 12 months prior to the Grantee’s date of termination to reduce the level or amount of business such customer conducts with the Company or any of its affiliates.

(e) The Grantee acknowledges and agrees that the business of the Company and its affiliates is highly competitive, that the Confidential Information and Trade Secrets have been developed by the Company at significant expense and effort, and that the restrictions contained in this Section 8 are reasonable and necessary to protect the legitimate business interests of the Company and its affiliates.

(f) Because the Grantee’s services are personal and unique and the Grantee has had and will continue to have access to and has become and will continue to become acquainted with Confidential Information and Trade Secrets, the parties to this Grant Letter acknowledge and agree that any breach by the Grantee of any of the covenants or agreements contained in Section 8 will result in irreparable injury to the Company or any of its affiliates, as the case may be, for which money damages could not adequately compensate such entity. Therefore, the Company or any of its affiliates shall have the right (in addition to any other rights and remedies which it may have at law or in equity and in addition to the forfeiture requirements set forth in Section 8(g) below) to seek to enforce Section 8 and any of its provisions by injunction, specific performance, or other equitable relief, without bond and without prejudice to any other rights and remedies that the Company or any of its affiliates may have for a breach, or threatened breach, of the restrictive covenants set forth in Section 8. The Grantee agrees that in any action in which the Company or any of its affiliates seeks injunction, specific performance, or other equitable relief, the Grantee will not assert or contend that any of the provisions of Section 8 are unreasonable or otherwise unenforceable. The Grantee irrevocably and unconditionally (i) agrees that any legal proceeding arising out of this paragraph or the obligations set forth in this Agreement may be brought in the State Courts of the Commonwealth of Pennsylvania or the United States District Court for the Eastern District of Pennsylvania, (ii) consents to the non-exclusive jurisdiction of such court in any such proceeding, and (iii) waives any objection to the laying of venue of any such proceeding in any such court. The Grantee also irrevocably and unconditionally consents to the service of any process, pleadings, notices, or other papers.

(g) The Grantee acknowledges and agrees that in the event the Grantee breaches any of the covenants or agreements contained in this Section 8:

(i) The Committee may in its discretion determine that the Grantee shall forfeit all of the outstanding Restricted Stock Units, and the outstanding Restricted Stock Units shall immediately terminate, and

(ii) The Committee may in its discretion require the Grantee to return to the Company any shares of Common Stock received in settlement of the Restricted Stock Units; provided, that if the Grantee has disposed of any shares of Common Stock received in settlement of the Restricted Stock Units, then the Committee may require the Grantee to pay to the Company, in cash, the fair market value of such shares of Common Stock as of the date of disposition. The Committee shall exercise the right of recoupment provided in this Section 8(g)(ii) within 180 days after the Committee’s discovery of the Grantee’s breach of any of the covenants or agreements contained in this Section 8.

(h) If any portion of the covenants or agreements contained in this Section 8, or the application hereof, is construed to be invalid or unenforceable, the other portions of such covenants or agreements or the application thereof shall not be affected and shall be given full force and effect without regard to the invalid or unenforceable portions to the fullest extent possible. If any covenant or agreement in this Section 8 is held to be unenforceable because of the duration thereof or the scope thereof, then the court making such determination shall have the power to reduce the duration and limit the scope thereof, and the covenant or agreement shall then be enforceable in its reduced form. The covenants and agreements contained in this Section 8 shall survive the termination of this Agreement.

9.
Amendment.

This award may be amended by the Committee, in whole or in part, in accordance with the applicable terms of the Plan.

10.
Notice.

Any notice to the Company provided for in this Grant Letter shall be addressed to it in care of the Corporate Secretary of the Company, 250 Phillips Boulevard, Ewing, New Jersey 08618, and any notice to the Grantee shall be addressed to such Grantee at the current address shown on the payroll system of the Company or a subsidiary thereof, or to such other address as the Grantee may designate to the Company in writing. Any notice provided for hereunder shall be delivered by hand, sent by telecopy or electronic mail, or enclosed in a properly sealed envelope addressed as stated above, registered and deposited, postage and registry fee prepaid in the United States mail or other mail delivery service. Notice to the Company shall be deemed effective upon receipt. By receipt of this Grant Letter, Grantee hereby consents to the delivery of information (including without limitation, information required to be delivered to the Grantee pursuant to the applicable securities laws) regarding the Company, the Plan, and the Restricted Stock Units via the Company’s electronic mail system or other electronic delivery system.

11.
Incorporation of Plan by Reference.

This Grant Letter is made pursuant to the terms of the Plan, the terms of which are incorporated herein by reference, and shall in all respects be interpreted in accordance therewith. The decisions of the Committee shall be conclusive upon any question arising hereunder. The Grantee’s receipt of the Restricted Stock Units awarded under this Grant Letter constitutes such Grantee’s acknowledgment that all decisions and determinations of the Committee with respect to the Plan, this Grant Letter, and/or the Restricted Stock Units shall be final and binding on the Grantee, his or her beneficiaries, and any other person having or claiming an interest in such Restricted Stock Units. The settlement of any award with respect to Restricted Stock Units is subject to the provisions of the Plan and to interpretations, regulations, and determinations concerning the Plan as established from time to time by the Committee in accordance with the provisions of the Plan. A copy of the Plan will be furnished to each Grantee upon request.

12.
Income Taxes; Withholding Taxes.

The Grantee is solely responsible for the satisfaction of taxes and penalties that may arise in connection with the Restricted Stock Units pursuant to this Grant Letter. At the time of taxation, the Company shall have the right to deduct from other compensation, or to withhold from the amounts payable under the Restricted Stock Unit, including from shares of Common Stock, an amount equal to the federal (including FICA), state, local, and foreign income taxes and other amounts as may be required by law to be withheld with respect to the taxation of the Restricted Stock Units, provided that any share withholding shall not exceed the Grantee’s minimum applicable withholding tax rate for federal (including FICA), state, local, and foreign tax liabilities.

13.
Governing Law.

The validity, construction, interpretation, and effect of this instrument shall exclusively be governed by, and determined in accordance with, the applicable laws of the Commonwealth of Pennsylvania, excluding any conflicts or choice of law rule or principle.

14.
Assignment.

This Grant Letter shall bind and inure to the benefit of the successors and assignees of the Company. The Grantee may not sell, assign, transfer, pledge, or otherwise dispose of the Restricted Stock Units, except to a successor Grantee in the event of the Grantee’s death.

15.
Section 409A.

This Grant Letter is intended to comply with the applicable requirements of section 409A of the Code, as set forth in Section 23.3 of the Plan.

16.
Company Policies.

All Restricted Stock Units under this Grant Letter shall be subject to any applicable clawback or recoupment policies, share trading policies, and other policies that may be implemented by the Board from time to time.

IN WITNESS WHEREOF, the Company has caused its duly authorized officer to execute and attest this instrument, and the Grantee has placed his or her signature hereon, effective as of the date of the grant set forth above.

By: /s/ Steven V. Abramson

universal Display Corporation

Name: STEVEN V. ABRAMSON

Title: PRESIDENT AND CEO

GRANTEE ACCEPTANCE

I, BRIAN MILLARD, hereby accept the award of the Restricted Stock Units described in this Grant Letter pursuant to the terms and conditions described herein, and I agree to be bound by all terms of the Plan and this Grant Letter. I hereby agree that all decisions and determinations of the Committee with respect to the Restricted Stock Units shall be final and binding.

Acknowledged and Agreed by the Grantee:

By: /s/ Brian Millard
BRIAN MILLARD

Date: October 22, 2022